Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sensata Technologies Holding N.V. 2010 Equity Incentive Plan of Sensata Technologies Holding N.V., of our reports dated February 8, 2013, with respect to the consolidated financial statements and schedules of Sensata Technologies Holding N.V. and the effectiveness of internal control over financial reporting of Sensata Technologies Holding N.V. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
October 30, 2013